Exhibit 99.1

           Ameron Makes Strategic Decision to Sell Coatings Business


    PASADENA, Calif.--(BUSINESS WIRE)--June 29, 2006--Ameron International Corporation (NYSE:AMN) announced today that the Company has agreed to sell its worldwide Performance Coatings & Finishes business ("Coatings") to PPG Industries. The transaction is expected to be completed within 30 to 45 days, subject to the terms of the agreement and following regulatory review in Europe.
    "We are pleased with the anticipated sale of Coatings," stated James Marlen, Ameron's Chairman, President and Chief Executive Officer. "The exit from Coatings will allow us to redeploy resources to Ameron's three remaining consolidated businesses, where we have leadership positions. Ameron will remain a solid, focused company with enhanced growth opportunities in the infrastructure, water and energy sectors, through its Fiberglass-Composite Pipe, Water Transmission and Infrastructure Products businesses and TAMCO, Ameron's 50%-owned venture, which is the largest manufacturer of steel rebar in California.
    "Coatings no longer fits our strategic objectives. In recent years, the financial performance of Ameron's coatings business did not meet expectations, partly due to difficult conditions in global markets. Also, consolidations within the coatings industry provided larger companies with greater economies of scale and constrained Ameron's ability to grow." Coatings had sales of $210 million in 2005.
    Ameron will sell the worldwide coatings business, while retaining certain real properties currently used by Coatings. Ameron will receive $115 million, plus working capital adjustments, for the business acquired by PPG. Additionally, Ameron plans to sell the retained real properties in the next 12 to 18 months and expects to generate additional proceeds of $15 million, based on current estimates of market value. In May 2006, the Company sold property in Brea, California, formerly used by Coatings, for $9.7 million. If the retained properties are sold as expected, Ameron's sale of the business and the sale of the properties, including Brea, should generate cash of approximately $140 million after taxes.
    "The Water Transmission Group, through a product and geographic expansion program, recently entered the growing wind-energy market as a supplier of fabricated steel towers; and the Group is currently expanding into Northern Mexico. We are pursuing an aggressive capital plan to upgrade the Water Transmission Group's capabilities to efficiently fabricate and paint large-diameter wind towers. Demographic shifts in Northern Mexico demand new supplies of water and present an opportunity for the Water Transmission Group to expand its core pipe business.
    "New investment opportunities for fiberglass pipe are being pursued throughout the world, such as the new Malaysian operation, which came on line in 2006. Current demand for Ameron's fiberglass, oil-field tubing exceeds capacity. The Fiberglass-Composite Pipe Group is actively pursuing the placement of new capacity in South America in 2007 and is reviewing opportunities in the Middle East and North Africa to serve oil-field and marine markets. Aside from growth caused by a substantial increase in demand for its traditional products, the Fiberglass-Composite Pipe Group is deploying new fiberglass products into the water and wastewater markets in the U.S.
    "The Infrastructure Products Group is likewise evaluating major expansion plans, as plants in Alabama and elsewhere operate near capacity, serving the growing West Coast and Southeast markets in the U.S. Lastly, the aggregate and ready-mix operations in Hawaii continue to grow as construction in Hawaii remains strong.
    "The sale proceeds will enhance the Company's already strong financial position. Ameron has the cash and debt capacity to grow. We plan to reinvest a portion of the proceeds to grow both internally and through related acquisitions. As we stated in the past, we are selective about making acquisitions and will only acquire companies that create value and are priced to provide superior returns. Additionally, we are actively evaluating alternative uses of capital, such as purchasing Ameron stock, that balance the long-term health of the Company and maximize the return for our shareholders.
    "We have consistently improved the quality and repeatability of earnings over the years. The new Ameron will be a streamlined, more focused company, with growth potential, and will be in an enhanced position to continue to create shareholder value," concluded James Marlen.

    Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines; high-performance coatings and finishes for the protection of metals and structures; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe, Australasia and Asia. It also participates in several joint-venture companies in the U.S. and the Middle East.

    Cautionary statement for purposes of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the forecasted, estimated or anticipated future results of Ameron International Corporation ("Ameron" or the "Company") are forward-looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economies worldwide, can affect Ameron's results. Forward-looking statements represent the Company's judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.


    CONTACT: Ameron International Corporation
             James S. Marlen, Gary Wagner or James R. McLaughlin
             626-683-4000